UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 29, 2006

PeopleSupport, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-115328 (Commission Identification No.)	95-4695021 (IRS Employer File Number)
1100 Glendon Ave., Suite 1250, Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)
(310) 824-6200

Registrant’s telephone number, including area code
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On September 29, 2006, PeopleSupport (Philippines), Inc. (“PeopleSupport”), entered into a Contact Center Services Agreement (the “Services Agreement”) with Expedia, Inc. (“Expedia”) pursuant to which PeopleSupport will continue to provide customer management outsourcing services to Expedia and its affiliates from the Philippines. PeopleSupport will be the exclusive provider of these services from the Philippines to Expedia subject to limited exceptions. The Services Agreement represents an early renewal of and replaces the prior Customer Support Services Agreement between Expedia and PeopleSupport, Inc. (“Registrant”), which was due to expire on May 31, 2007.
     The Services Agreement provides for certain volume assurances based on forecasts from Expedia. Services are billable primarily on an hourly rate with certain volume discounts.
     The initial term of Services Agreement is from September 29, 2006 until September 29, 2009 which may be automatically renewed for additional two year periods unless either party provides prior written notice of their respective intent not to renew. The Services Agreement is terminable by Expedia upon the occurrence of uncured material breach of the Agreement by PeopleSupport or for convenience with prior written notice and upon payment of a termination fee.
     In connection with the Services Agreement, PeopleSupport and Expedia also agreed to explore the creation of a new facility in a mutually acceptable country which is different from where PeopleSupport currently provides these services to Expedia. The parties intend that services from this new facility will commence on or about October 1, 2007.
     Pursuant to the terms of the Services Agreement, the Registrant has guaranteed the payment of damages, if any, incurred by PeopleSupport pursuant to the Services Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
October 4, 2006

PeopleSupport, Inc. a Delaware corporation
By:	/s/ Lance Rosenzweig
President, Chief Executive Officer and
Chairman of the Board of Directors